Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
Inhibrx, Inc.
San Diego, California
We hereby consent to the incorporation by reference in this Registration Statement of our report dated June 26, 2020 (except for the “Reverse Stock Split” paragraph of Note 14, as to which the date is August 12, 2020), relating to the consolidated financial statements of Inhibrx, Inc. (the “Company”), which is included in the Company’s Registration Statement on Form S-1 (no. 333-240135), as amended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
/s/ BDO USA, LLP
San Diego, California
August 19, 2020